Exhibit 99.1

FOR IMMEDIATE RELEASE

DPL COMPLETES ENVIRONMENTAL PROJECT AT KILLEN STATION

— First to Deploy New Technology for Cleaner Air—

DAYTON, Ohio, June 7, 2007 — DPL Inc. (NYSE: DPL) today announced that its principal operating subsidiary, The Dayton Power and Light Company (DP&L), successfully completed the installation of flue gas desulfurization (FGD) equipment at the 615 megawatt Killen Station located in Wrightsville, Ohio.

“This project represents DP&L’s commitment to deploy leading edge technology to generate low cost electricity from coal for our customers and at the same time improve the air quality for the region,” said DPL President and Chief Executive Officer Paul Barbas.

DP&L is the first major utility in North America to install this innovative technology, developed by Chiyoda Corporation of Japan, and this is the first commercial application ever in the Western Hemisphere. The project was completed on schedule despite a challenging labor and materials market. In addition, the installed cost per megawatt is below the industry average for desulfurization projects.

The FGD unit, also referred to as a scrubber, will remove almost all of the sulfur dioxide from the emissions at Killen Station. In addition, the scrubber, in conjunction with Killen’s existing electrostatic precipitator, will capture significant mercury and fine particulate emissions.

In 2004, DP&L completed the installation of selective catalytic reduction (SCR) technology to meet its commitment to reduce nitrogen oxide emissions.

DP&L is in the process of installing the same FGD technology at the 2,388 megawatt Stuart Station in Aberdeen, Ohio. DP&L owns 2,800 megawatts of coal fired generating capacity, and by mid-year 2009, approximately 80 percent will be “scrubbed.” The cost of FGD and SCR environmental technology at Stuart and Killen stations totals more than $1 billion.

Sulfur dioxide is viewed as a leading cause of acid rain, and nitrogen oxide is a precursor to ozone or smog.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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Joseph R. Boni III, Treasurer

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